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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                  Date of Event Requiring Report: May 21, 2002


                               SURFORAMA.COM, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)



            Nevada               000-33165          98-0233878
            ------               ---------          ----------
  (State of Incorporation)      (Commission         (IRS Employer
                                File Number)        Identification #)



      Suite 700, 555 West Hastings, Vancouver, British Columbia, Canada  V6B 4N5
      --------------------------------------------------------------------------
                    (Address of Principal Executive Offices)

    105 - 1010 West 42nd Avenue, Vancouver, British Columbia, Canada V6M 2A8
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         (Former name or former address, if changed since last report.)

                                 (604) 727-8402
                    ----------------------------------------
              (Registrant's telephone number, including area code)


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ITEM  2.     ACQUISITION  OR  DISPOSITION  OF  ASSETS

On May 21, 2002, Surforama.com, Inc. ("Surforama" or the "Company"), pursuant to an acquisition agreement obtained one hundred percent (100%) of the issued and outstanding capital stock of Loop Communications Inc. ("Loop"), a company incorporated pursuant to the laws of Canada. Complete terms of the acquisition are set forth in the Acquisition Agreement between Surforama and Loop. A copy of the Acquisition Agreement is attached hereto as Exhibit 10.1.

The Acquisition Agreement was entered into as of January 22, 2002. It contained a condition that the acquisition would not close until a certain financing had been completed. The condition has now been satisfied which allowed for the closing on May 21, 2002.

Surforama issued 5,940,000 restricted shares of common stock to Mr. Allan Cheng of Richmond, British Columbia in exchange for one hundred percent (100%) of the issued and outstanding capital stock of Loop. As a result of the acquisition, Mr. Cheng holds approximately twenty-three percent (23%) of the issued and outstanding common shares of the Company.

Loop is a wireless reseller engaged in the sale of cellular phones and accessories, paging services and airtime. Loop currently operates 13 retail outlets in British Columbia and Alberta, has been consistently ranked among the top mobile solution providers in Canada for the past five years and has successfully developed numerous strategic alliances and partnerships with Microcell Solutions Inc., PageNet, Inc., AT&T Canada, Radiant Communications Corp. and Unilink Corp.

The Company will file the required financial statements and proforma financial information as an amendment to this Form 8-K as soon as practicable but not later than sixty (60) days from the date of this Form.

ITEM  7.     EXHIBITS

Exhibit  No.      Description
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     10.1         Acquisition  Agreement  dated  January  22,  2002,  by  and between the Company  and  Loop  Communications  Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                     SURFORAMA.COM,  INC.

                                     By: /s/ Edward Yau
Date:  May  22,  2002                    _______________________
                                         Edward  Yau
                                         President